As filed with the Securities and Exchange Commission March 20, 1998
                                                      Registration No. 333-
_____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             _____________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
                      (Exact name of registrant as specified in its charter)
                            ______________________

               CALIFORNIA                                       33-0128224

           (State of Incorporation)
(I.R.S. Employer Identification No.)
                            ______________________

                               9750 Goethe Road
                         Sacramento, California  95827
                                (916) 855-5000
                             (Address of principal executive offices)
                            _______________________

                           Robert S. Pepper, Ph. D.
                                   President
                    LEVEL ONE COMMUNICATIONS, INCORPORATED
                               9750 Goethe Road
                         Sacramento, California  95827
                                (916) 855-5000
                     (Name, address and telephone number of agent for service)
                         _____________________________

Approximate date of commencement of proposed sale to the public: As soon as possible following effectiveness of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. *

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
                        CALCULATION OF REGISTRATION FEE

    Title of Securities                            Proposed Maximum        Proposed Maximum
    Registration to be         Amount to be            Offering                Aggregate             Amount
        Registered              Registered         Price per Share*         Offering Price           of Fee

Common Stock,                     25,500                $14.00                $357,000.00           $ 123.11
no par value
Total                             25,500                $14.00                $357,000.00           $ 123.11

*Based on the $14.00 per share exercise price for the Common Stock to be purchased pursuant to a Warrant issued February 2, 1996. The exercise price was the market price for the Common Stock at time the Warrant was issued.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                             CROSS-REFERENCE SHEET

                    PURSUANT TO ITEM 501 OF REGULATION S-K


   REGISTRATION STATEMENT
ITEM NUMBER AND CAPTION
PROSPECTUS CAPTION


 1. Forepart of the Registration
     Page of Prospectus Outside Front Cover Page

 2. Inside Front and Outside Back
     Cover Pages of Prospectus Inside Front and Outside Back Cover Pages

 3. Summary Information, Risk Factors
     and Ratio Earnings to Fixed Charges. Risk Factors

 4. Use of Proceeds Use of Proceeds

 5. Determination of Offering Price Inside Front Cover Page

 6. Dilution Not Applicable

 7. Selling Security Holders Principal and Selling Shareholders

 8. Plan of Distribution Underwriting

 9. Description of Securities to
     be Registered Not Applicable

10. Interests of Named Experts
     and Counsel Interests of Named Experts and Counsel

11. Material Changes Recent Developments

12. Incorporation of Certain
     Information by Reference Incorporation of Certain Information by Reference

13. Disclosure of Commission Position Disclosure of Commission Position on
  Indemnification for Securities                                            on
  Indemnification for Securities
     Act Liabilities Act Liabilities

                              PROSPECTUS

                                 25,500 SHARES

                LEVEL ONE COMMUNICATIONS, INCORPORATED

                             COMMON STOCK
                 _____________________________________

                     SALES REPRESENTATIVE WARRANT
                 _____________________________________


     This Prospectus refers to 25,500 shares of Common Stock, no par value, of Level One Communications, Incorporated (the "Company"), which are being offered for sale pursuant to the terms of a stock purchase warrant (the "Warrant") issued February 2, 1996 in connection with an incentive agreement with an independent sales representative company (the "Warrant Holder"). The Warrant Agreement was privately negotiated in a transaction not involving a public offering in reliance on the exemptions contained in Section 4 of the Securities Act of 1933.

     The Warrant exercise price per share is $14.00, the market price for the Common Stock at time the Warrant was issued.

     The Warrant Holder's right to exercise the  Warrant  vests at 20% per year
from   the   date   of  issuance,  subject  to  certain  conditions,  including registration of the Common Stock underlying the Warrant.

     The Warrant Holder's right to purchase shares will continue to vest for as long as Warrant Holder is engaged by the Company as a sales representative under a separate sales representative agreement. If the sales representative relationship between Warrant Holder and the Company is terminated for any reason prior to February 2 , 2001, Warrant Holder shall be entitled to purchase only the number of shares for which Warrant Holder was vested on the last Vesting Date prior to such termination. The Warrant does not affect any of the rights or relationships of Warrant Holder or the Company under such sales representative agreement.

     The Warrant expires at 5 p.m., Eastern Standard Time, on February 2, 2006, and any vested purchase right which has not been exercised prior to that date and time shall terminate automatically.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is March 20, 1998.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York, 10048, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois, 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the NASDAQ National Market System. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                            ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

   This Prospectus incorporates by reference the following documents:

   1.    The Company's latest Annual Report on Form 10-K filed pursuant to
           Section 13(a) of the Exchange Act which contains financial statements for the Company's latest fiscal year ended December 29, 1996; and

   2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.

   3. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

     Any person to whom a copy of this Prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference in this Prospectus, except for exhibits to such documents. Requests for such copies should be directed to Bruce Dravis, General Counsel, Level One Communications, Incorporated, 9750 Goethe Road, Sacramento, California 95827, telephone (916) 855-5000.

                                 RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.


     MANUFACTURING RISKS

     The Company does not manufacture the wafers used for its products. The Company's wafers are manufactured by foundries located in the United States, Europe and Asia. The Company depends upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. The Company may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, the Company may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. The Company's operating results depend in substantial part on its ability to maintain or increase the capacity available from its existing or new foundries. In prior years, the Company has experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to the Company without prior notice, requiring the Company to transfer products to a new foundry. Although the Company believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, current supplier interruptions or other changes will not have a material impact on the Company's business.

     Manufacturing process technologies are subject to rapid change. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes, and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. The Company's business, financial condition and results of operations could be materially adversely affected if any such transition is substantially delayed or inefficiently implemented.

     The Company is also dependent upon third-party assembly companies that package the semiconductor die. The Company depends upon these suppliers to produce products in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

     FACTORS AFFECTING ANNUAL AND QUARTERLY OPERATING RESULTS

     The semiconductor industry is characterized by rapid technological change, intense competitive pressure and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, semiconductor industry environment, changes in average selling prices, the timing of new product introductions (by the Company and its customers), use of new technologies, the ability to safeguard patents and intellectual property, and rapid change of demand for products. The level of net revenues in any specific quarter can also be affected by the level of orders placed during that quarter. The Company attempts to respond to changes in market conditions as soon as possible; however, the rapidity of their onset may make prediction of and reaction to such events difficult. Due to the foregoing and other factors, past results, such as those described in this Prospectus, may not be predictive of future performance.

     DEPENDENCE ON NEW PRODUCTS

     The Company's future success depends on its ability to timely develop and introduce new products which compete effectively. Because of the complexity of its products, the Company may experience delays in completing development and introduction of new products, and, as a result, not achieve the market share anticipated for such products. The Company's strategy is to develop products for the fastest growing segments of the communications market. The Company conducts its own analysis of market trends and reviews forecasts and information provided by industry analysts. Market conditions may change rapidly as technology, economic, or user-preference conditions cause different communications technologies to experience growth other than that forecast by the Company or others. There can be no assurance that the Company will successfully identify new product opportunities and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. In addition, the average selling price for any particular product tends to decrease over the product's life. To offset such price decreases, the Company relies primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products which incorporate advanced features and other price/performance factors such that higher average selling prices and higher margins are achievable relative to existing product lines. To the extent that cost reductions and new product introductions with higher margins do not occur in a timely manner, or the Company's products do not achieve market acceptance, the Company's operating results could be adversely affected.

     MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

     The Company is currently experiencing a period of significant growth which has placed, and could continue to place, a significant strain on the Company's personnel and other resources. The Company's ability to manage its growth effectively will require continued expansion and refinement of the Company's operational, financial and management and control systems as well as a significant increase in the Company's development, testing, quality control, marketing, logistics and service capabilities, any of which could place a significant strain on the Company's resources. The Company's success also depends to a significant extent upon the continued services of its key personnel and its ability to attract and retain key technical, sales and management personnel in the future. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain key technical, sales and management personnel in the future. If the Company's management is unable to manage growth effectively, maintain the quality and marketability of the Company's products and retain, hire and integrate key personnel, the Company's business, financial condition and results of operations could be materially adversely affected.

     INTELLECTUAL PROPERTY

     The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company. Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations. In November 1995 the Company commenced infringement litigation against a competitor. See "Recent Developments".


     SEMICONDUCTOR INDUSTRY

     The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

     In addition, the securities of many high technology companies have historically been subject to extreme price and volume fluctuations, factors which may affect the market price of the Company's Common Stock. As is common in the semiconductor industry, the Company frequently ships more product in the third month of a quarter than in the other months. If a disruption in the Company's production or shipping occurs near the end of a quarter, the Company's revenues for that quarter could be adversely affected.

     The Company must order wafers and build inventory in advance of product shipments. There is risk that the Company could produce excess or insufficient inventories of particular products because the Company's markets are volatile and subject to rapid technology and price changes. This inventory risk is heightened because certain of the Company's customers place orders with long lead times which may be subject to cancellation or rescheduling by that customer. To the extent the Company produces excess or insufficient inventories of particular products, the Company's revenues and earnings could be adversely affected.

     Increased demand for semiconductor products may result in a reduction in the availability of wafers from foundries. Such capacity limitations may adversely affect the Company's ability to deliver products on a timely basis and affect the Company's margins. Additionally, the Company believes that during periods of strong demand and/or restricted semiconductor capacity, customers will over-order to assure an adequate supply. Certain of the Company's customers may cancel or postpone orders without notice if product becomes available elsewhere.

     Shortages of components from other suppliers could cause the Company's customers to cancel or delay programs incorporating the Company's products, resulting in the cancellation or delay of orders for the Company's products.

     INTENSE COMPETITION

     The semiconductor industry is intensely competitive. The Company's competition consists of semiconductor companies and semiconductor divisions of vertically integrated companies. In the telecom market, the Company's principal competitors are Brooktree Corporation (a subsidiary of Rockwell International, Inc.), Crystal Semiconductor, Inc. (a subsidiary of Cirrus Logic, Inc.) ("Crystal"), Dallas Semiconductor, Inc., Lucent Technologies Inc. ("Lucent"), PMC-Sierra Inc. and Siemens A.G. In the networking market, the Company's principal competitors are Advanced Micro Devices, Inc., Broadcom Corporation, Crystal, Integrated Circuit Systems, Inc., Lucent, Micro Linear Corp., National Semiconductor Corporation, Quality Semiconductor, Inc., Seeq Technologies, Inc. and Texas Instruments, Incorporated. Many of these competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of products.

     The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of the Company's control. Such factors include, without limitation, success in designing and manufacturing new products, implementing new technologies, intellectual property programs, product quality, reliability, price, efficiency of production, and general economic conditions. There is no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

     INTERNATIONAL OPERATIONS

     Due to its reliance on international sales and foreign third-party manufacturing and assembly operations, the Company is subject to the risks of conducting business outside of the United States including government regulatory risks, political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or operating results. The recent economic downturn in several Asian countries has not affected the Company in a material way, but there can be no assurances that continued economic problems in Asia or any other region of the world will not affect the Company.

     INCREASED LEVERAGE

     As a result of the Company's sale in August and September 1997 of its 4% Convertible Subordinated Notes due 2004 (the "Notes"), the Company has incurred approximately $115.0 million in additional indebtedness which increases the ratio of its long-term debt to its total capitalization from 3.0%, at June 29, 1997, to 51.1%, as of September 28, 1997. As a result of this increased leverage, the Company's interest obligations will increase substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

     VOLATILITY OF NOTES AND STOCK PRICE

     Economic and other external factors, many of which are beyond the control of the Company, may have a significant impact on the Company's business and on the market price of the Notes and the Common Stock into which the Notes are convertible. Such factors include, without limitation, fluctuations in product revenue and net income of the Company or its competitors, shortfalls in the Company's operating results from levels forecast by securities analysts, announcements concerning the Company, its competitors or customers, announcements of technological innovations by the Company, its competitors or its customers, the introduction of new products or changes in product pricing policies by the Company, its competitors or its customers, market conditions in the industry and the general state of the securities market. In addition, the stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results. These fluctuations, as well as general economic, political and market conditions such as recession or international instability, may adversely affect the market price of the Notes and the Common Stock.


                              RECENT DEVELOPMENTS

     On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit seeks damages and injunctive relief. Seeq has denied the allegations. On January 21, 1998, the Court denied Seeq's motion to declare claims of the Level One patents invalid and granted Seeq's motion to amend its counterclaim to include a claim that certain of the Company's products infringe Seeq's U.S. Patent 5,504,738. Trial is set for August 1998. Although the Company does not believe such litigation will have a material impact on the Company, litigation, regardless of its outcome, could result in substantial cost and diversion of resources of the Company.

    On February 23, 1998, the Company announced that it had approved a 3-for-2 stock split to shareholders of record on March 9, 1998. The split will be effective on March 30, 1998. Share and per share data included in this Prospectus and in Company's reports filed to this date do not reflect the effect of this split.

                                USE OF PROCEEDS

   The Company will use any proceeds from the sale of shares for general corporate purposes.


                         PLAN OF DISTRIBUTION

   The Common Stock offered hereby will be sold directly to the Warrant Holder upon exercise of the Warrant in accordance with its terms, without the use of any broker or underwriter.


                INTERESTS OF NAMED EXPERTS AND COUNSEL

     Counsel to the Company owns or has options to purchase 34,755 shares of Registrant's Common Stock.


                  INDEMNIFICATION OF DIRECTORS AND OFFICERS;
     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company has provisions in its Amended and Restated Articles of Incorporation which eliminate the liability of the Company's directors to the Company and its shareholders for monetary damages to the fullest extent permissible under California law and provisions which authorize the Company to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws, as amended, provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

     In addition, the Company has entered into agreements with its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Company of expenses incurred or paid by a director, officer or controlling person of Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   All expenses of the registration of the shares covered by this Prospectus are to be borne by the Company. The Company will pay the registration fee of $123.11 to the Securities and Exchange Commission. The Company prepared the Registration Statement and will pay certain fees to its attorneys and accountants in connection with their review of the Registration Statement and their opinions and consents. The fees to be paid in connection with such
review, opinions and consents are estimated at approximately  $3000.   The
Company expects to incur no other material expense in connection with the offering and distribution of shares of Common Stock hereunder.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     See the information under the caption "Indemnification of Directors and Officers; Commission's Position on Indemnification for Securities Act Violations" contained in the Prospectus.

ITEM 16.  EXHIBITS.

     Exhibit
       NO.

       4.1    Warrant Agreement.

       5.1 Opinion of Counsel as to legality of securities being registered.

     24.1  Consent of Independent Public Accountants (see p. II-5).

     24.2  Consent of Counsel (contained in Exhibit 5.1 hereto).

     25.1  Power of Attorney (see p. S-1).

ITEM 17.  UNDERTAKINGS.

     (a)   The undersigned Company hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 19th day of March, 1998.


                           LEVEL ONE COMMUNICATIONS, INCORPORATED




                           By:      /S/ ROBERT S. PEPPER
                               Robert S. Pepper, President and
                               Chief Executive Officer


                           POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Pepper and John Kehoe, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURES                  TITLE                     DATE



/S/ ROBERT S. PEPPER      President, Chief           March 19, 1998
(Robert S. Pepper)        Executive Officer and
                          Director
                          (Principal Executive Officer)


/S/ JOHN KEHOE            Senior Vice President      March 19, 1998
(John Kehoe)              Chief Financial
                          Officer and Secretary
                          (Principal Financial Officer)



/S/ THOMAS J. CONNORS     Director                   March 19, 1998
(Thomas J. Connors)



/S/ MARTIN JURICK         Director                   March 19, 1998
(Martin Jurick)



/S/ PAUL GRAY             Director                   March 19, 1998
(Paul Gray)



/S/ HENRY KRESSEL         Director                   March 19, 1998
(Henry Kressel)



/S/ JOSEPH P. LANDY       Director                   March 19, 1998
(Joseph P. Landy)

                                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to incorporation by reference in this Registration Statement of our report dated February 28, 1997, included in Level One Communications, Incorporated's Form 10-K for the year ended December 29, 1996, and to all references to our firm included in this Registration Statement.





Sacramento, California                                                 ARTHUR
ANDERSON LLP
March 13, 1998

                                   CONSENT OF COUNSEL


     The consent of the General Counsel of the Company is contained in his opinion filed as Exhibit 5.1 to the Registration Statement.

                                   SECURITIES AND EXCHANGE COMMISSION

                                   Washington, D.C.  20549



                                   EXHIBITS


                                   Registration Statement on Form S-3

                                   LEVEL ONE COMMUNICATIONS,
                                   INCORPORATED



                                   March 19, 1998

                                   INDEX TO EXHIBITS

EXHIBIT NO.           DESCRIPTION                                                     PAGE NO.
         4.1          Warrant Agreement
         5.1          Opinion of Counsel as to legality of securities being
                      registered
        24.1          Consent of Independent Public Accountants (see p. II-
                      5)
        24.2          Consent of Counsel (contained in Exhibit 5.1 hereto)
        25.1          Power of Attorney (see p. S-1)

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS (THE "LAWS") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR QUALIFICATION UNDER THE LAWS UNLESS AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, IS OBTAINED THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND THE LAWS.

WARRANT DATE:    FEBRUARY 2 , 1996
VOID AFTER FEBRUARY 2 , 2006


                                     LEVEL ONE COMMUNICATIONS, INCORPORATED

                                     COMMON STOCK PURCHASE WARRANT AGREEMENT


      THIS CERTIFIES THAT, for good and valuable consideration, receipt of which is hereby acknowledged, [_________________________] (together with its permitted transferees, collectively referred to as the "Holder"), is entitled to subscribe for and purchase from LEVEL ONE COMMUNICATIONS, INCORPORATED, a California corporation (the "Company"), [________] shares of the Company's Common Stock, no par value, as such number may be adjusted pursuant to Section 6 hereof (the "Shares"), at the price per Share as set forth in Section 2 hereof (the "Warrant Price"), at any time or from time to time during the exercise period as set forth in Section 3 hereof.

      Upon delivery of this Common Stock Purchase Warrant Agreement (the "Warrant") together with payment of the Warrant Price and an executed and fully completed Warrant Subscription Form in the form of Exhibit A attached hereto at the principal office of the Company at the time of exercise, the Holder will be entitled to receive a certificate or certificates for the Shares so purchased. The Shares that may be issued upon the exercise of this Warrant upon issuance will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, encumbrances and charges with respect thereto.

           This Warrant is subject in all respects to the following terms and conditions:

      1. EXERCISE OF WARRANT. This Warrant may be exercised as to any vested portion during the exercise period as set forth in Section 3 hereof, in whole or in part, at any time or from time to time, in an amount relating to not less than ten percent (10%) of the Shares. This Warrant may not be exercised as to a fractional Share. In case of any partial exercise of this Warrant in accordance with this Section, the Company will execute and deliver to the Holder of this Warrant a new Warrant of like tenor and date for the balance of the Shares purchasable hereunder.

      2. WARRANT PRICE. The "Warrant Price" is the price at which the Holder of this Warrant is entitled, upon exercise hereof, to subscribe for and purchase one (1) Share. The Warrant Price shall be $21.00.

      3. VESTING; EXERCISE PERIOD; TERMINATION. The right to purchase shares hereunder shall vest 20% per year on the anniversary date of this Warrant, as follows:

                                   Number of
      VESTING DATE     SHARES FIRST PURCHASABLE ON THAT DATE

      February 2 , 1997
      February 2 , 1998
      February 2 , 1999
      February 2 , 2000
      February 2 , 2001           _____________

                       Total      _____________

      This Warrant will be exercisable only with respect to Shares for which Holder's purchase right has vested. Holder's right to purchase shares hereunder will continue to vest for as long as Holder is engaged by the Company as a sales representative under a separate sales representative agreement. If the sales representative relationship between Holder and the Company is terminated for any reason prior to February 2 , 2001, Holder shall be entitled to purchase only the number of Shares for which Holder was vested on the last Vesting Date prior to such termination. This Warrant does not affect any of the rights or relationships of Holder or the Company under such sales representative agreement.

      This Warrant expires at 5 p.m., Eastern Standard Time, on February 2, 2006, and any vested purchase right which has not been exercised prior to that date and time shall terminate automatically. The Company shall have no obligation to holder with respect to any unexercised purchase right.

      4. TRANSFER OF WARRANT. This Warrant and all rights hereunder are transferable by the Holder only with the consent of the Company, and subject to the restrictions of any applicable foreign, federal, state or local law or regulation, including but not limited to all applicable securities laws, and subject to the conditions set forth in Section 5 hereof. It will be a condition to any such transfer that the Holder (if any portion of this Warrant is retained by it) and the transferee will each receive, accept and agree to all of the terms of a new Warrant, of like tenor and date to this Warrant, executed by the Company, for the portion so transferred and for the portion retained.

      5. CONDITION OF TRANSFER OR EXERCISE OF WARRANT. This Warrant may not be transferred or exercised, in whole or in part, unless (a) the Company has received, at the time of such transfer or exercise, a legal opinion of counsel to Holder, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer or exercise and stating that such transfer or exercise is exempt from the prospectus and the registration requirements of the Securities Act of 1933, as amended (the "Act") and the qualification requirements of the applicable state securities laws (the "Laws"), or (b) a registration statement for the issuance of shares hereunder is in effect.

      6. STOCK SPLITS AND OTHER ADJUSTMENTS. If at any time this Warrant is outstanding and unexercised there is any stock split (including a split in the form of a share dividend) or reverse stock split of the Common Stock, the number of Shares purchasable hereunder and the Warrant Price per Share shall be proportionately adjusted. In the event of any reclassification of the Common Stock or merger or reorganization of the Company at any time this Warrant is outstanding and unexercised, Holder shall, upon exercise of this Warrant, not be permitted to receive Shares, but shall receive securities equivalent to the securities such Holder would have received in exchange for such Shares at the time of such reclassification, merger or reorganization.

      7. REGISTRATION ON FORM S-3. (a) By not later than February 2, 1997, or upon Holder's request thereafter, Company shall use its best efforts to file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of the Shares. All expenses incurred by the Company in connection with such registration, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, and blue sky fees and expenses incurred in connection with such a registration, shall be borne by the Company, but Company shall not pay any underwriting discounts and selling commissions applicable to the sale of Shares or any fees and disbursements of counsel for Holder.

           (b) In connection with such registration, the Company shall furnish to the Holder such numbers of copies of a prospectus in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Shares owned by it, and shall use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement; PROVIDED THAT the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and FURTHER PROVIDED THAT (anything in this Warrant to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities are qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders, then such expenses shall be payable by selling shareholders on a pro rata basis to the extent required by such jurisdiction.

           (c) The obligations of the Company to take any action pursuant to this Section 7 are subject to the condition that the Holder shall furnish to the Company such information regarding the Holder, the Shares held by it and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with any action to be taken by the Company.

           (d) With respect to any Shares are included in a registration statement under this Section 7:

                 (1) the Company will indemnify and hold harmless, to the extent permitted by law, each Holder (including any person who controls such Holder or underwriter within the meaning of the Act) requesting or joining in any registration or underwriting (as defined in the Act) against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, to the extent that such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based on any untrue or alleged untrue statements of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnification contained in this Section 7(d)(1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person;

                 (2) each Holder requesting or joining in a registration will indemnify and hold harmless, to the extent permitted by law, the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, and each agent or underwriter for the Company (within the meaning of the Act) against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person, agent or underwriter may become subject under the Act or otherwise, to the extent that such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue or alleged untrue statements of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnification contained in this Section 7(d)(2) for each Holder shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld and shall not exceed the amount of any proceeds received by that Holder from the sale of its Registrable Securities); and

                 (3) promptly after receipt by an indemnified party under this Section 7(d) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7(d), notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, join with any other indemnifying party to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED THAT the failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7(d) but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party other than under this Section 7(d).

      8. REPRESENTATIONS AND WARRANTIES AS TO ACQUISITION OF THE WARRANT AND THE SHARES. (a) The Holder represents and warrants that the Warrant is acquired for investment and not with a view to the sale or other distribution thereof within the meaning of the Act, and the Holder has no present intention of selling or otherwise disposing of the Warrants or the Shares. The Holder has acquired the Warrant for its own account and no one else has any beneficial ownership in the Warrant or the Shares.

           (b) The Holder has been advised that the Warrant and the Shares are not presently registered with the Securities and Exchange Commission (the "SEC") or qualified under applicable state securities laws and accordingly may not be offered, sold or otherwise transferred unless registered pursuant to the Act or qualified under applicable state securities laws unless an opinion of counsel, in form and substance satisfactory to the Company, is obtained that an exemption from registration or qualification is available

           (c) The Holder represents and warrants that (1) it is an accredited investor within the meaning of Regulation D promulgated under the Act; or (2) by reason of its business or financial experience, or the business or financial experience of a professional advisor, if any, it has the capacity to protect its own interests in connection with this transaction; or (3) it has a preexisting personal or business relationship with the Company or any of its officers, directors or controlling persons which is such that the Holder is able to make an informed evaluation of this investment and protect its interests in connection with this investment, and that Holder has received information from the Company it finds sufficient to make such decision.

      9.   MISCELLANEOUS.

           (a) The terms of this Warrant will be binding upon and will inure to the benefit of the successors, assigns, heirs, executors and administrators of the Company and of the Holder hereof and the holder(s) of the Common Stock issued or issuable upon the exercise hereof. This Warrant may be amended only by a writing signed by the Company and the Holder hereof.

           (b) No Holder of this Warrant, as such, will be entitled to vote or receive dividends or be deemed to be a shareholder of the Company for any purpose, nor will anything contained in this Warrant be construed to confer upon the Holder of this Warrant, as such, any rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.

           (c) Receipt of this Warrant by the Holder hereof will constitute acceptance of and agreement to the terms and conditions of this Warrant by Holder.

           (d) This Warrant is delivered in the State of California and shall be construed, enforced and governed by the laws of the State of California applicable to transactions entered into in such State, without giving effect to principles of conflict of laws. This Warrant constitutes the entire agreement between the parties hereto pertaining to the specific subject matter hereof and thereof, and supersede all other agreements, understandings, negotiations and discussions between them relating to the subject matter hereof and thereof. No amendment or waiver of the terms of this Warrant shall be permitted except in a writing signed by the party against whom enforcement of such amendment or waiver is sought.

           (e) Any notice herein required or permitted to be given will be in writing and may be personally served or sent by courier or delivery service, and will be deemed to be given upon delivery in person or, if mailed, upon the earlier of receipt or five days after mailing. For the purposes hereof, the address of the Company will be as set forth on the signature page hereof and the address of the Holder hereof will be as set forth on the books of the Company, or at such other address as any permitted Holder may specify by written notice to the Company.

           (f) Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company or (in the case of mutilation) upon surrender and cancellation of the mutilated Warrant, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor and date.

           (g)   The  descriptive   headings  herein  have  been  inserted  for
convenience only and will not be deemed to limit or otherwise affect the construction of any provision hereof.





      IN WITNESS WHEREOF, the parties have caused this Warrant to be signed by its duly authorized officer as of the date first written above.

                             LEVEL ONE COMMUNICATIONS, INCORPORATED



                             By: ______________________________
                                   Robert S. Pepper, Ph.D.
                                    Chairman  of  the Board and Chief Executive
Officer
                                   Level One Communications, Incorporated
                                           9750 Goethe Road
                                   Sacramento, CA 95827



                             HOLDER:



                             By: ______________________________

                                     EXHIBIT A




                               SUBSCRIPTION FORM


To:   Level One Communications, Incorporated
      9750 Goethe Road
      Sacramento, CA 95827
      Attn:



      The undersigned, the holder of the attached warrant, hereby irrevocably elects to exercise the purchase right represented by that warrant for, and to purchase under that warrant, __________ shares of Common Stock of Level One Communications, Incorporated, and herewith makes payment of ___________________________________ ($______) for those shares, and requests that the certificates for those shares be issued in the name of ________________________, and delivered to ___________________________, whose address is __________
____________________________________.

Dated: ______________________, ______.



                                  _____________________________________________

                                                                     EXHIBIT
5.1

March 19, 1997



Level One Communications, Incorporated
9750 Goethe Road
Sacramento, CA 95827

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 to be filed by Level One Communications, Incorporated (the "Company") with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 25,500 shares of the Company's common stock, to be issued pursuant to the Company's Sales Representative Warrant (the "Sales Rep Shares"). I have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Sales Rep Shares to be issued.

It is my opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance of the Sales Rep Shares pursuant to the Sales Representative Warrant, and upon completion of any proceedings taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Sales Rep Shares will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/S/ BRUCE F. DRAVIS

Bruce F. Dravis
General Counsel